Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) made and entered into as of July 30, 2012, by and between Energy Edge Technologies Corporation (“Buyer”) and Dutchess Private Equities Fund, Ltd. (“Seller”).

This Agreement sets forth the terms and conditions upon which the Seller is selling to the Buyer and the Buyer is purchasing from the Seller twenty million eight hundred eighty thousand two hundred and eighty (20,880,280) unrestricted shares (“Shares”) of common stock of Union Dental Holdings, Inc., a publicly traded Florida corporation with ticker symbol UDHI (“Company”) and a warrant to purchase up to  thirty-nine million six hundred thousand (39,600,000) shares of common stock of the Company (“Warrant”).

In consideration of the mutual agreements contained herein, the parties hereby agree as follows:

I. SALE OF THE SHARES.

1.01           Shares and Warrant being Sold. Subject to the terms and conditions of this Agreement, the Seller is selling the Shares and the Warrant to the Buyer.

1.02           Purchase Price. “The Purchase Price” of the Shares and the Warrant shall be eighty thousand dollars ($80,000) cash (“First Payment”), and eighty thousand dollars ($80,000) cash or one hundred thousand dollars ($100,000) worth of Buyer’s unrestricted shares of common stock paid within 45 days after the UDHI Shares have been cleared on behalf of EEDG and are eligible for sale through a broker (“Final Payment”).

1.03           Settlement. The Seller will arrange for the Shares and the Warrant, properly endorsed and medallion guaranteed to the Buyer, to be delivered to Vincent & Rees (the “Escrow Agent”).  Upon delivery of the shares and warrant, the Buyer will deliver the First Payment to the Escrow Agent at:

Vincent & Rees
Attn: David Rees or Chase Chandler
175 S. Main Street
15th Floor
Salt Lake City, UT 84111

The First Payment shall remain in escrow until the Shares have been deposited into the Buyer’s brokerage account and are eligible for sale in a broker’s transaction, upon such time the First Payment will be immediately delivered to the Seller.  In the event the Shares are not cleared for sale through a broker and it is apparent that the Shares will not clear, the Buyer shall return the Shares to the Escrow Agent and the Escrow Agent shall return the Shares and the Warrant to the Seller and the First Payment to the Buyer and this Agreement shall be declared null and void. In the event the Shares clear and are eligible for sale through a broker, the Buyer will deliver the Final Payment to the Seller within forty five days from such date, and the Escrow Agent shall deliver the Warrant to the Buyer immediately thereafter.

1.04           Closing. The Closing of the transactions shall take place on July 30, 2012, or at such other date and time as the parties may mutually agree in writing.

1.05           Delivery by the Seller. At the Closing, the Seller shall deliver the Shares and the Warrant to the Escrow Agent.

II. RELATED TRANSACTIONS.

2.01           Finders. The Seller and the Buyer acknowledge, respectively, that there were no finders with respect to the transaction contemplated herein that either is obligated to.

III. REPRESENTATIONS AND WARRANTIES OF SELLER.
The Seller hereby represents and warrants as follows:

3.01           Organization, Capitalization, etc.  To the best of the Seller’s knowledge, the Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida, and is qualified in no other state.

3.02           Authority; No Violation. The execution and delivery of this Agreement by the Seller, and the consummation of the transactions contemplated hereby have been duly authorized. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of the Certificate of Incorporation or bylaws of the Seller or the Company, or of any contract, commitment, indenture, other agreement or restriction of any kind or character to which the Seller is a party or by which the Seller is bound.

3.03           Disclosure. No representation or warranty by the Seller contained in this Agreement, and no statement contained in any instrument, list, certificate, or writing furnished to the Buyer pursuant to the provisions hereof or in connection with the transaction contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to provide a prospective purchaser of the business of the Company with proper information as to the Company and its affairs.

3.04           Non-Affiliate.  The Seller is not currently, and has not been for the last 90 days, an officer, director, 10% or more shareholder, or in any other way an affiliate of the Company.  The Seller is not a person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company.

3.05           Unrestricted Shares.  The Shares are validly issued with no adverse claims pertaining to the Shares.  The Shares are free trading, free and clear of any encumbrance and will not be retracted at a later date.  It is understood that neither the Company, nor the Company’s transfer agent will take any action to cancel or encumber the Shares.  The Seller hereby indemnifies and holds harmless the Buyer and any brokerage and/or clearing firm working with the Buyer against any all claims with respect to the Shares and any reliance on any representations made by the Seller.

3.06           No Additional Shares or Rights.  The Seller (including any affiliates or associated companies) represents that it has no other shares or ownership of the Company besides the Shares and the Warrant.  Further, the Seller has no additional rights, options, warrants, agreements, or understandings to acquire shares of the Company besides the Shares and the Warrant.

3.07           No Additional Buying or Selling Company stock.  The Seller and the Seller’s broker (the “Broker”) agree that upon the execution of this Agreement, no additional shares of the Company’s common stock will be bought or sold or caused to be bought or sold by the Seller (or any of the Seller’s affiliates of associated companies) for a minimum of six (6) months following the execution of this Agreement.

3.08           Limitation on Resale of Shares.  As part of the consideration and to induce Buyer to enter into this Agreement, Seller agrees to enter into a separate Lock-up and Leak-out agreement with Energy Edge as of even date herewith, which among other things, will prohibit the Seller from ever selling an amount of Energy Edge’s common stock that would cause the Seller to be more than twenty percent (20%) of the daily trading volume.

IV. REPRESENTATIONS AND WARRANTIES BY BUYER.
Buyer hereby represents and warrant as follows:

4.01           Authority; No Violation. The execution and delivery of this Agreement by the Buyer and the consummation of the transactions contemplated hereby by Buyer has been duly authorized.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which any of the individual Buyer is a party or by which any of the individual Buyer is bound.

4.02           Representations Regarding the Acquisition of the Shares.

(a)           The Buyer understands the speculative nature and the risks of investments associated with the Company and confirms that it is able to bear the risk of the investment;

(b)           The Buyer has had the opportunity to ask questions of the Seller and receive additional information about the Company, or could acquire it without unreasonable effort or expense necessary to evaluate the merits and risks of any such purchase.  Further, the Buyer has been given an opportunity to question the Seller and receive related documentation to the purchase;

(c)           The Buyer has sufficient knowledge and experience in financial and business matters, and is sufficiently familiar with investments of the type represented by the Shares, including familiarity with previous private and public purchases of speculative and restricted securities, that it is capable of evaluating the merits and risks associated with purchase of the Shares;

(d)           In evaluating the merits of the purchase of the Shares, Buyer has relied solely on his, her or its own investigation concerning the Company and has not relied upon any representations provided by the Seller;

(e)           The Buyer and its principals have not: (a) been party to any adverse proceeding brought by the SEC or any similar state agency; (b) any material criminal proceeding regarding the purchase or sale of securities or other crimes, excluding only misdemeanor crimes; or (c) filed bankruptcy proceedings within the past five years;

(f)           The Buyer is able to pay his, her or its debts as they become due, and the Buyer (a) is not currently insolvent; (b) has made no general or other assignment for the benefit of creditors; and (c) is not party to any material proceeding that would have an adverse effect on the Buyer’s assets; and

(g)           The Purchase Price that the Buyer is utilizing to purchase the Shares and the Warrant being acquired hereunder were earned or acquired by or paid to the Buyer for lawful purposes.

 V. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.

5.01           Survival of Representations. All representations, warranties, and agreements made by any party in this Agreement or pursuant hereto shall survive the execution and delivery hereof and any investigation at any time made by or on behalf of any party.

VI. ADDITIONAL CONDITIONS TO CLOSING

6.01           Obligation of Buyer to Close. The Buyer shall not be obligated to close this transaction unless it is satisfied, following reasonable investigation, that all of the representations of Seller as of the date of execution of this Agreement and as of the date of Closing under this Agreement are true and correct in all material respects.

6.02           Obligation of Seller to Close.  The Seller shall not be obligated to close this transaction unless it is satisfied, following reasonable investigation, that all of the representations of the Buyer as of the date of execution of this Agreement and as of the date of Closing under this Agreement are true and correct in all material respects.

VII. SURVIVAL AND INDEMNIFICATION

7.01           Survival. The representations, warranties and covenants made by the parties in this Agreement and in any other certificates and documents delivered in connection herewith shall survive the Closing and shall apply until the first anniversary of the Closing Date.

VIII. MISCELLANEOUS
8.01           Expenses. Each of the parties shall bear its own expenses incurred in conjunction with the Closing hereunder.

8.02           Further Assurances. From time to time, at the request of the Buyer and without further consideration, the Seller shall execute and transfer such documents and take such action as the Buyer may reasonably request in order to effectively consummate the transactions herein contemplated.

8.03           Parties in Interest. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the heirs, beneficiaries, representatives, successors, and assigns of the parties hereto.

8.04           Prior Agreements; Amendments. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns.

8.05           Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

8.06           Confidentiality. Each party hereby agrees that all information provided by the other party and identified as “confidential” will be treated as such, and the receiving party shall not make any use of such information other than with respect to this Agreement. If the Agreement shall be terminated, each party shall return to the other all such confidential information in their possession, or will certify to the other party that all of such confidential information that has not been returned has been destroyed.

8.07           Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) to the parties at their address specified on the signature page hereto, with a copy sent as indicated on the signature page.

8.08           Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.09           Applicable Law. This Agreement shall be governed by, and construed in accordance with the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Buyer, the Seller and the Company on the date first above written.

BUYER: _________________________________ Robert Holdsworth President, Energy Edge Technologies Corp.	Buyer’s Address for Notices: 1200 Route 22 East Suite 2000 Bridgewater, NJ 08807 With a copy to: __________________________ __________________________ __________________________
SELLER: Dutchess Private Equities Fund, Ltd. /s/ Douglas Leighten Name: Douglas Leighten Title: Director

Seller’s Address for Notices:

__________________________
__________________________
__________________________

With a copy to:

__________________________
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